Exhibit 3.2

Certificate of Amendment to Articles of Incorporation

of

Max Nutrition, Inc.

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

      Pursuant to the provisions of the Nevada Revised Statutes, Max Nutrition, Inc., a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

1.
The undersigned hereby certify that on the 21st day of February 2008, acting by written consent without a meeting, in accordance with the provisions of section 78.315 of the Nevada Revised Statutes and Article III of the Bylaws of this corporation the Board of Directors approved, consented to, affirmed, and adopted the following resolution:

RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding Common Stock and Common Stock Equivalents of the corporation for the following purpose:

To amend Article I of the corporation’s Articles of Incorporation to provide that the name of the corporation shall be changed to China Dasheng Biotechnology Company.”

2.
          Pursuant to the provisions of the Nevada Revised Statutes, a majority of Max Nutrition,  Inc.’s shares entitled to vote, consented in writing to the adoption of an amendment to Article I of the Articles of Incorporation to read in its entirety as follows:

Article I The name of the corporation is: China Dasheng Biotechnology Company.

         In witness whereof, the undersigned being the President, CEO and sole officer of Max Nutrition, Inc., a Nevada corporation, hereunto affixes his signature this 20th day of February 2008.

/s/ Qi Jijun

Qi Jijun, President and CEO